Exhibit 99.1

AMERICOLD REALTY TRUST ANNOUNCES SECOND QUARTER 2021 RESULTS
Atlanta, GA, August 5, 2021 - Americold Realty Trust (NYSE: COLD) (the “Company”), the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses, today announced financial and operating results for the second quarter ended June 30, 2021.

Fred Boehler, President and Chief Executive Officer of Americold Realty Trust, stated, “We continued to produce strong growth across our platform, with our Global Warehouse segment revenue up 35% and NOI up 20% in the second quarter 2021, as we benefited from strategic acquisitions completed over the last year. We remain confident in the global demand for all types of food in our diverse portfolio. However, the global food supply chain continues to be impacted by the ongoing effects of COVID, especially limitations on production due to disruptions and challenges in the labor market. While we anticipate these issues will improve in the coming quarters, it will limit near term performance, which will result in our 2021 results being softer than originally anticipated.”

“From an external growth perspective, we continue to execute on strategic developments and acquisitions. During the second quarter, we started on three new developments in Atlanta, GA, Dunkirk, NY and Dublin, Ireland totaling $111 million. Subsequent to quarter end, we acquired ColdCo Logistics in St. Louis, MO, and we entered into purchase agreements to acquire Newark Facility Management in Newark, NJ and Lago Cold Stores in Brisbane, Australia for a combined total of $488 million. While we cannot control the current macro environment, we continue to invest to strengthen our market leadership position and to create meaningful sustained value over the coming years for stakeholders.”

“As we look to the future, our food manufacturing clients are working diligently to return to pre-COVID production and inventory levels. We expect a gradual recovery, but based on feedback from our customers, we do not expect to get back to normalized inventory levels until mid 2022. In the meantime, we benefit from the scale and diversity of our portfolio, the effectiveness of the Americold Operating System, and the discipline of our commercial processes. Additionally, we are proud of our commitment to corporate responsibility, as demonstrated by our partnership with Feed the Children and Tyson Foods to launch an Alliance to Defeat Hunger with a 10-city tour across the US to help feed nearly two million families in need across rural communities.”
Second Quarter 2021 Highlights
•Total revenue increased 35.7% to $654.7 million.
•Total NOI increased 21.0% to $155.3 million.
•Core EBITDA increased 17.7% on an actual basis, and 14.8% on a constant currency basis, to $118.3 million.
•Net loss of $13.4 million, or $0.05 loss per diluted common share.
•Core FFO of $38.6 million, or $0.15 per diluted common share.
•AFFO of $71.7 million, or $0.28 per diluted common share.
•Global Warehouse segment revenue increased 35.3% to $503.7 million.
•Global Warehouse segment NOI increased 20.2% to $144.4 million.
•Global Warehouse segment same store revenue increased 2.1%, and was flat on a constant currency basis, Global Warehouse segment same store segment NOI decreased by 0.8%, or 2.5% on a constant currency basis.

•On May 5, 2021, completed the acquisition of KMT Brrr! in New Jersey for $71.1 million. KMT Brrr! consists of two owned facilities totaling 13 million cubic feet, as well as transportation services.
•On May 28, 2021, closed on the acquisition of Bowman Stores, which operates a single campus located in Spalding, England for £74.1 million. The campus aggregates 10 million cubic feet along with four buildable acres of land to support additional development.
•Broke ground on a dedicated, build-to-suit facility for a large, private consumer packaged goods manufacturer in Dunkirk, New York. This facility will provide 25,000 pallet positions with expected completion during the second quarter of 2022 and an estimated total cost of $43.0 million.
•Broke ground on the second phase of our Atlanta Major Market Strategy consisting of a highly-automated multi-tenant facility with expected completion during the second quarter of 2023 and an estimated total cost of $36.5 million.
•Broke ground on a conventional multi-tenant facility in Dublin, Ireland with expected completion during the third quarter of 2022 and an estimated total cost of €26.5 million.
Year to Date 2021 Highlights
•Total revenue increased 33.4% to $1.29 billion.
•Total NOI increased 18.5% to $312.5 million.
•Core EBITDA increased 15.4% to $236.1 million, or 12.6% on a constant currency basis.
•Net loss of $27.6 million, or $0.11 per diluted common share.
•Core FFO of $101.2 million, or $0.40 per diluted common share.
•AFFO of $147.7 million, or $0.58 per diluted common share.
•Global Warehouse segment revenue increased 31.3% to $0.99 billion.
•Global Warehouse segment NOI increased 17.7% to $290.6 million.
•Global Warehouse segment same store revenue increased 0.2%, and decreased 1.9% on a constant currency basis, same store segment NOI decreased 3.1%, or 4.7% on a constant currency basis.
Subsequent Event Highlights
•On August 2, 2021, closed on the acquisition of ColdCo in St. Louis, Missouri for $20.5 million. ColdCo consists of one owned facility in St Louis, Missouri, generating approximately 93% of total NOI, and one leased facility in Reno, Nevada. ColdCo's customers are primarily focused on the storage and handling of product for direct-to-consumer distribution, and transportation services.
•Entered into a purchase agreement to acquire Newark Facility Management in Newark, New Jersey for $376.5 million. Newark consists of one owned facility totaling 11.5 million cubic feet that is a single-customer dedicated retail distribution center. The acquisition is expected to close in September 2021.
•Finally, we entered into a purchase agreement to acquire Lago Cold Stores in Brisbane, Australia for A$106.4 million. Lago consists of a 5.4 million cubic feet owned facility, generating approximately 78% of total NOI, and two leased facilities. The acquisition is expected to close in the fourth quarter of 2021.
Second Quarter 2021 Total Company Financial Results
Total revenue for the second quarter of 2021 was $654.7 million, a 35.7% increase from the same quarter of the prior year. This growth was primarily driven by the incremental revenue from acquisitions, including warehouse and transportation operations, and our recently completed development projects. These increases are partially offset by the continued impacts of COVID-19 and resulting supply chain disruption which impacted our holdings across our network as production has been unable to keep up with steady consumer demand.
For the second quarter of 2021, the Company reported a net loss of $13.4 million, or $0.05 per diluted share, compared to net income of $32.7 million, or $0.16 per diluted share, for the same quarter of the prior year.
Total NOI for the second quarter of 2021 was $155.3 million, an increase of 21% from the same quarter of the prior year.
Core EBITDA was $118.3 million for the second quarter of 2021, compared to $100.5 million for the same quarter of the prior year. This reflects a 17.7% increase over prior year on an actual basis, and 14.8% on a constant currency basis, driven primarily from acquisition contribution. These increases were partially offset by the ongoing impacts of COVID as previously discussed.
For the second quarter of 2021, Core FFO was $38.6 million, or $0.15 per diluted share, compared to $55.1 million, or $0.27 per diluted share, for same quarter of the prior year.
For the second quarter of 2021, AFFO was $71.7 million, or $0.28 per diluted share, compared to $61.1 million, or $0.30 per diluted share, for the same quarter of the prior year.
Please see the Company’s supplemental financial information for the definitions and reconciliations of non-GAAP financial measures to the most comparable GAAP financial measures.
Second Quarter 2021 Global Warehouse Segment Results
For the second quarter of 2021, Global Warehouse segment revenue was $503.7 million, an increase of $131.3 million, or 35%, compared to $372.4 million for the second quarter of 2020. This growth was driven by the recently completed acquisitions and development projects, paired with contractual rate escalations, partially offset by the ongoing impacts from COVID-19 on the supply chain.
Warehouse segment NOI was $144.4 million for the second quarter of 2021, an increase of 20%. Global Warehouse segment margin was 28.7% for the second quarter of 2021, a 360 basis point decrease compared to the same quarter of the prior year. The year-over-year decrease in segment NOI was driven by the recently completed acquisitions, the impact of the appreciation bonus incurred during the second quarter of last year, partially offset by lower holdings and higher operating costs.

We had 162 same stores for the three months ended June 30, 2021. The following table presents revenues, cost of operations, contribution (NOI) and margins for our same stores and non-same stores with a reconciliation to the total financial metrics of our warehouse segment for the three months ended June 30, 2021. Amounts related to the Agro, AM-C, Bowman Stores, Caspers, Hall’s, KMT Brrr! and Liberty acquisitions are reflected within non-same store results.

	Three Months Ended June 30,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses(2)	237		172	n/a	n/a
Global Warehouse revenue:
Rent and storage	$212,277	$207,878	$163,664	29.7%	27.0%
Warehouse services	291,457	282,712	208,747	39.6%	35.4%
Total revenue	$503,734	$490,590	$372,411	35.3%	31.7%
Global Warehouse contribution (NOI)	$144,379	$140,691	$120,132	20.2%	17.1%
Global Warehouse margin	28.7%	28.7%	32.3%	-360 bps	-358 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,944	n/a	3,165	24.6%	n/a
Average physical occupied pallets	3,607	n/a	2,891	24.8%	n/a
Average physical pallet positions	5,241	n/a	4,049	29.4%	n/a
Economic occupancy percentage	75.2%	n/a	78.2%	-292 bps	n/a
Physical occupancy percentage	68.8%	n/a	71.4%	-260 bps	n/a
Total rent and storage revenue per economic occupied pallet	$53.82	$52.71	$51.71	4.1%	1.9%
Total rent and storage revenue per physical occupied pallet	$58.85	$57.63	$56.60	4.0%	1.8%
Global Warehouse services metrics:
Throughput pallets	9,919	n/a	7,716	28.6%	n/a
Total warehouse services revenue per throughput pallet	$29.38	$28.50	$27.05	8.6%	5.4%

SAME STORE WAREHOUSE
Number of same store warehouses	162		162	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$150,984	$149,320	$152,893	(1.2)%	(2.3)%
Warehouse services	209,258	203,647	199,832	4.7%	1.9%
Total same store revenue	$360,242	$352,967	$352,725	2.1%	0.1%
Global Warehouse same store contribution (NOI)	$116,284	$114,345	$117,221	(0.8)%	(2.5)%
Global Warehouse same store margin	32.3%	32.4%	33.2%	-95 bps	-84 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,830	n/a	2,971	(4.7)%	n/a
Average physical occupied pallets	2,515	n/a	2,705	(7.0)%	n/a
Average physical pallet positions	3,763	n/a	3,750	0.3%	n/a
Economic occupancy percentage	75.2%	n/a	79.2%	-403 bps	n/a
Physical occupancy percentage	66.8%	n/a	72.1%	-531 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$53.35	$52.76	$51.45	3.7%	2.5%
Same store rent and storage revenue per physical occupied pallet	$60.03	$59.37	$56.52	6.2%	5.0%
Global Warehouse same store services metrics:
Throughput pallets	7,351	n/a	7,333	0.3%	n/a
Same store warehouse services revenue per throughput pallet	$28.47	$27.70	$27.25	4.5%	1.7%

	Three Months Ended June 30,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(3)	75		10	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$61,293	$58,558	$10,771	469.1%	443.7%
Warehouse services	82,199	79,065	8,915	822.0%	786.9%
Total non-same store revenue	$143,492	$137,623	$19,686	628.9%	599.1%
Global Warehouse non-same store contribution (NOI)	$28,095	$26,346	$2,911	865.1%	805.0%
Global Warehouse non-same store margin	19.6%	19.1%	14.8%	479 bps	436 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	1,114	n/a	194	474.2%	n/a
Average physical occupied pallets	1,092	n/a	186	486.6%	n/a
Average physical pallet positions	1,479	n/a	299	394.6%	n/a
Economic occupancy percentage	75.3%	n/a	64.7%	1062 bps	n/a
Physical occupancy percentage	73.8%	n/a	62.2%	1164 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$55.03	$52.57	$55.63	(1.1)%	(5.5)%
Non-same store rent and storage revenue per physical occupied pallet	$56.13	$53.63	$57.87	(3.0)%	(7.3)%
Global Warehouse non-same store services metrics:
Throughput pallets	2,568	n/a	384	569.3%	n/a
Non-same store warehouse services revenue per throughput pallet	$32.01	$30.79	$23.23	37.8%	32.5%
(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Total warehouse count of 237 includes one recently leased warehouse in Australia, one warehouse acquired through the Bowman Stores acquisition on May 28, 2021, two warehouses acquired through the KMT Brrr! acquisition on May 5, 2021, four warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020, and five warehouses acquired through the Nova Cold and Newport acquisitions on January 2, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(3) Non-same store warehouse count of 75 includes one recently leased warehouse in Australia, one warehouse acquired through the Bowman Stores acquisition on May 28, 2021, two warehouses acquired through the KMT Brrr! acquisition on May 5, 2021, four warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, and three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(n/a = not applicable)

	Six Months Ended June 30,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

TOTAL WAREHOUSE SEGMENT
Number of total warehouses(2)	237		172	n/a	n/a
Global Warehouse revenue:
Rent and storage	$417,553	$409,564	$325,973	28.1%	25.6%
Warehouse services	571,632	554,605	427,506	33.7%	29.7%
Total revenue	$989,185	$964,169	$753,479	31.3%	28.0%
Global Warehouse contribution (NOI)	$290,560	$283,532	$246,905	17.7%	14.8%
Global Warehouse margin	29.4%	29.4%	32.8%	-340 bps	-336 bps
Units in thousands except per pallet data
Global Warehouse rent and storage metrics:
Average economic occupied pallets	3,961	n/a	3,211	23.4%	n/a
Average physical occupied pallets	3,617	n/a	2,970	21.8%	n/a
Average physical pallet positions	5,200	n/a	4,028	29.1%	n/a
Economic occupancy percentage	76.2%	n/a	79.7%	-354 bps	n/a
Physical occupancy percentage	69.6%	n/a	73.7%	-418 bps	n/a
Total rent and storage revenue per economic occupied pallet	$105.42	$103.40	$101.53	3.8%	1.8%
Total rent and storage revenue per physical occupied pallet	$115.44	$113.23	$109.75	5.2%	3.2%
Global Warehouse services metrics:
Throughput pallets	19,449	n/a	15,916	22.2%	n/a
Total warehouse services revenue per throughput pallet	$29.39	$28.52	$26.86	9.4%	6.2%

SAME STORE WAREHOUSE
Number of same store warehouses	162		162	n/a	n/a
Global Warehouse same store revenue:
Rent and storage	$300,150	$296,836	$305,698	(1.8)%	(2.9)%
Warehouse services	415,343	404,021	408,693	1.6%	(1.1)%
Total same store revenue	$715,493	$700,857	$714,391	0.2%	(1.9)%
Global Warehouse same store contribution (NOI)	$234,727	$230,696	$242,149	(3.1)%	(4.7)%
Global Warehouse same store margin	32.8%	32.9%	33.9%	-109 bps	-98 bps
Units in thousands except per pallet data
Global Warehouse same store rent and storage metrics:
Average economic occupied pallets	2,858	n/a	3,033	(5.8)%	n/a
Average physical occupied pallets	2,538	n/a	2,799	(9.3)%	n/a
Average physical pallet positions	3,763	n/a	3,747	0.4%	n/a
Economic occupancy percentage	76.0%	n/a	80.9%	-498 bps	n/a
Physical occupancy percentage	67.4%	n/a	74.7%	-725 bps	n/a
Same store rent and storage revenue per economic occupied pallet	$105.01	$103.85	$100.80	4.2%	3.0%
Same store rent and storage revenue per physical occupied pallet	$118.25	$116.94	$109.20	8.3%	7.1%
Global Warehouse same store services metrics:
Throughput pallets	14,476	n/a	15,080	(4.0)%	n/a
Same store warehouse services revenue per throughput pallet	$28.69	$27.91	$27.10	5.9%	3.0%

	Six Months Ended June 30,			Change
Dollars in thousands	2021 actual	2021 constant currency(1)	2020 actual	Actual	Constant currency

NON-SAME STORE WAREHOUSE
Number of non-same store warehouses(3)	75		10	n/a	n/a
Global Warehouse non-same store revenue:
Rent and storage	$117,403	$112,728	$20,275	479.1%	456.0%
Warehouse services	156,289	150,584	18,813	730.8%	700.4%
Total non-same store revenue	$273,692	$263,312	$39,088	600.2%	573.6%
Global Warehouse non-same store contribution (NOI)	$55,833	$52,836	$4,756	1,073.9%	1,010.9%
Global Warehouse non-same store margin	20.4%	20.1%	12.2%	823 bps	790 bps
Units in thousands except per pallet data
Global Warehouse non-same store rent and storage metrics:
Average economic occupied pallets	1,102	n/a	178	520.0%	n/a
Average physical occupied pallets	1,079	n/a	171	532.0%	n/a
Average physical pallet positions	1,437	n/a	280	412.4%	n/a
Economic occupancy percentage	76.7%	n/a	63.4%	1332 bps	n/a
Physical occupancy percentage	75.1%	n/a	60.9%	1421 bps	n/a
Non-same store rent and storage revenue per economic occupied pallet	$106.49	$102.25	$114.02	(6.6)%	(10.3)%
Non-same store rent and storage revenue per physical occupied pallet	$108.82	$104.49	$118.76	(8.4)%	(12.0)%
Global Warehouse non-same store services metrics:
Throughput pallets	4,973	n/a	835	495.6%	n/a
Non-same store warehouse services revenue per throughput pallet	$31.43	$30.28	$22.52	39.6%	34.5%

(1) The adjustments from our U.S. GAAP operating results to calculate our operating results on a constant currency basis are the effect of changes in foreign currency exchange rates relative to the comparable prior period.
(2) Total warehouse count of 237 includes one recently leased warehouse in Australia, one warehouse acquired through the Bowman Stores acquisition on May 28, 2021, two warehouses acquired through the KMT Brrr! acquisition on May 5, 2021, four warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020, and five warehouses acquired through the Nova Cold and Newport acquisitions on January 2, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(3) Non-same store warehouse count of 75 includes one recently leased warehouse in Australia, one warehouse acquired through the Bowman Stores acquisition on May 28, 2021, two warehouses acquired through the KMT Brrr! acquisition on May 5, 2021, four warehouses acquired through the Liberty acquisition on March 1, 2021, 46 warehouses acquired through the Agro acquisition on December 30, 2020, eight warehouses acquired through the Hall’s acquisition on November 2, 2020, and three warehouses acquired through the Casper’s and AM-C warehouse acquisitions on August 31, 2020. The results of these acquisitions are reflected in the results above since date of ownership.
(n/a = not applicable)

Fixed Commitment Rent and Storage Revenue
As of June 30, 2021, $333.0 million of the Company’s annualized rent and storage revenue were derived from customers with fixed commitment storage contracts. This compares to $307.4 million at the end of the first quarter of 2021 and $270.0 million at the end of the second quarter of 2020. The Company’s recent acquisitions had a lower percentage of fixed committed contracts as a percentage of rent and storage revenue. On a combined pro forma basis, assuming a full twelve months of acquisitions revenue, 38.9% of rent and storage revenue was generated from fixed commitment storage contracts, which is a 240 basis point increase over the first quarter of 2021.

Economic and Physical Occupancy
Contracts that contain fixed commitments are designed to ensure the Company’s customers have space available when needed. For the second quarter of 2021, economic occupancy for the total warehouse segment was 75.2% and warehouse segment same store pool was 75.2%, representing a 643 basis point and 838 basis point increase above physical occupancy, respectively.

Economic occupancy for the total warehouse segment decreased 292 basis points, and the warehouse segment same store pool decreased 403 basis points as compared to the second quarter of 2020, as we were impacted by reduced food production volumes and food service activity, and elevated prior year holding levels.

Real Estate Portfolio
As of June 30, 2021, the Company’s portfolio consists of 246 facilities. The Company ended the second quarter of 2021 with 237 facilities in its Global Warehouse segment portfolio and nine facilities in its Third-party managed segment. During the second quarter of 2021, the Company added three facilities through the acquisitions of Bowman Stores and KMT Brrr!. Additionally, during the second quarter, the Company entered into a two-year lease of a facility in Perth, Australia, totaling approximately 1 million cubic feet and 5,000 pallet positions, in order to address strong demand from our retail customers in Western, Australia. The same store population consists of 162 facilities for the quarter ended June 30, 2021. The remaining 75 non-same store population includes the 64 facilities that were acquired in connection with the Agro, AM-C, Bowman Stores, Caspers, Hall’s, KMT Brrr! and Liberty acquisitions, the recently leased facility in Australia and ten legacy facilities.

Balance Sheet Activity and Liquidity
As of June 30, 2021, the Company had total liquidity of approximately $1.3 billion, including cash, capacity on its revolving credit facility and $231 million of net proceeds available from equity forward contracts. Total debt outstanding was $2.9 billion (inclusive of $296.2 million of financing leases/sale lease-backs and exclusive of unamortized deferred financing fees), of which 80% was in an unsecured structure. The Company has no material debt maturities until 2023. At quarter end, its net debt to pro forma Core EBITDA was approximately 4.9x. Of the Company’s total debt outstanding, $2.6 billion relates to real estate debt, which excludes sale-leaseback and capitalized lease obligations. The Company’s real estate debt has a remaining weighted average term of 7.0 years and carries a weighted average contractual interest rate of 3.01%. As of June 30, 2021, 84% of the Company’s total debt outstanding was at a fixed rate.

The Company’s equity forwards, the current respective contractual latest settlement dates, and net proceeds are detailed in the table below:

Outstanding Equity Forward Data
in millions, except share price amounts
Quarter Raised	Forward Shares	Net Share Price[1]	Net Proceeds	Contractual Outside Settlement Date	Target Use of Net Proceeds
4Q 2020	4.785	$35.86	$171.6	10/13/2021	Fund future growth initiatives
2Q 2021	1.530	$38.56	$59.0	7/1/2022	Fund future growth initiatives
	6.315	$36.52	$230.6
(1) Net of underwriter fee, forward costs and dividends paid.

Dividend
On May 20, 2021, the Company’s Board of Trustees declared a dividend of $0.22 per share for the second quarter of 2021, which was paid on July 15, 2021 to common shareholders of record as of June 30, 2021.

2021 Outlook
The Company revised its annual AFFO per share guidance to $1.34- $1.40, and updated certain components. Refer to page 43 of this Financial Supplement for the details of our annual guidance. The Company’s guidance is provided for informational purposes based on current plans and assumptions and is subject to change. The ranges for these metrics do not include the impact of acquisitions, dispositions, or capital markets activity beyond that which has been previously announced.

Investor Webcast and Conference Call
The Company will hold a webcast and conference call on Thursday, August 5, 2021 at 5:00 p.m. Eastern Time to discuss second quarter 2021 results. A live webcast of the call will be available via the Investors section of Americold Realty Trust’s website at www.americold.com. To listen to the live webcast, please go to the site at least five minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Shortly after the call, a replay of the webcast will be available for 90 days on the Company’s website.
The conference call can also be accessed by dialing 1-855-327-6837 or 1-613-891-4304. The telephone replay can be accessed by dialing 1-844-512-2921 or 1-412-317-6671 and providing the conference ID# 10015471. The telephone replay will be available starting shortly after the call until August 19, 2021.
The Company’s supplemental package will be available prior to the conference call in the Investors section of the Company’s website at http://ir.americold.com.

About the Company
Americold is the world’s largest publicly traded REIT focused on the ownership, operation, acquisition and development of temperature-controlled warehouses. Based in Atlanta, Georgia, Americold owns and operates 246 temperature-controlled warehouses, with over 1.4 billion refrigerated cubic feet of storage, in North America, Europe, Asia-Pacific, and South America. Americold’s facilities are an integral component of the supply chain connecting food producers, processors, distributors and retailers to consumers.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including FFO, core FFO, AFFO, EBITDAre, Core EBITDA and same store segment revenue and contribution. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to FFO, a reconciliation from FFO to core FFO and AFFO, and definitions of FFO, and core FFO are included within the supplemental. A reconciliation from U.S. GAAP net (loss) income available to common shareholders to EBITDAre and Core EBITDA, a definition of Core EBITDA and definitions of net debt to Core EBITDA are included within the supplemental.

Forward-Looking Statements
This document contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of our future financial and operating performance and growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include the following: uncertainties and risks related to public health crises, including the ongoing COVID-19 pandemic; adverse economic or real estate developments in our geographic markets or the temperature-controlled warehouse industry; general economic conditions; risks associated with the ownership of real estate and temperature-controlled warehouses in particular; acquisition risks, including the failure to identify or complete attractive acquisitions or the failure of acquisitions to perform in accordance with projections and to realize anticipated cost savings and revenue improvements; our failure to realize the intended benefits from our recent acquisitions, including the Agro acquisition, and including synergies, or disruptions to our plans and operations or unknown or contingent liabilities related to our recent acquisitions; risks related to expansions of existing properties and developments of new properties, including failure to meet budgeted or stabilized returns within expected time frames, or at all, in respect thereof; a failure of our information technology systems, cybersecurity attacks or a breach of our information security systems, networks or processes could cause business disruptions or loss of confidential information; risks related to privacy and data security concerns, and data collection and transfer restrictions and related foreign regulations; defaults or non-renewals of significant customer contracts, including as a result of the ongoing COVID-19 pandemic; uncertainty of revenues, given the nature of our customer contracts; increased interest rates and operating costs, including as a result of the ongoing COVID-19 pandemic; our failure to obtain necessary outside financing; risks related to, or restrictions contained in, our debt financings; decreased storage rates or increased vacancy rates; risks related to current and potential international operations and properties; difficulties in expanding our operations into new markets, including international markets; risks related to the partial ownership of properties, including as a result of our lack of control over such investments and the failure of such entities to perform in accordance with projections; our failure to maintain our status as a REIT; possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently or previously owned by us; financial market fluctuations; actions by our competitors and their increasing ability to compete with us; labor and power costs; labor availability; changes in applicable governmental regulations and tax legislation, including in the international markets; additional risks with respect to the addition of European operations and properties; changes in real estate and zoning laws and increases in real property tax rates; the competitive environment in which we operate; our relationship with our employees, including the occurrence of any work stoppages or any disputes under our collective bargaining agreements and employment related litigation; liabilities as a result of our participation in multi-employer pension plans; losses in excess of our insurance coverage; the potential liabilities, costs and regulatory impacts associated with our in-house trucking services and the potential disruptions associated with the use of third-party trucking service providers to provide transportation services to our customers; the cost and time requirements as a result of our operation as a publicly traded REIT; changes in foreign currency exchange rates; the impact of anti-takeover provisions in our constituent documents and under Maryland law, which could make an acquisition of us more difficult, limit attempts by our shareholders to replace our trustees and affect the price of our common shares of beneficial interest, $0.01 par value per share, of our common shares; the potential dilutive effect of our common share offerings; and risks related to any forward sale agreements, including substantial dilution to our earnings per share or substantial cash payment obligations.
Words such as “anticipates,” “believes,” “continues,” “estimates,” “expects,” “goal,” “objectives,” “intends,” “may,” “opportunity,” “plans,” “potential,” “near-term,” “long-term,” “projections,” “assumptions,” “projects,” “guidance,” “forecasts,” “outlook,” “target,” “trends,” “should,” “could,” “would,” “will” and similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements included in this document include, among others, statements about our expected acquisition and expected expansion and development pipeline and our targeted return on invested capital on expansion and development opportunities. We qualify any forward-looking statements entirely by these cautionary factors. Other risks, uncertainties and factors, including those discussed under “Risk Factors” in our Annual Report on Form

10-K for the year ended December 31, 2020, could cause our actual results to differ materially from those projected in any forward-looking statements we make. We assume no obligation to update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.
Contacts:
Americold Realty Trust
Investor Relations
Telephone: 678-459-1959
Email: investor.relations@americold.com

Americold Realty Trust and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except shares and per share amounts)
	June 30,	December 31,
	2021	2020
Assets
Property, buildings and equipment:
Land	$705,862	$662,885
Buildings and improvements	3,847,631	4,004,824
Machinery and equipment	1,274,690	1,177,572
Assets under construction	382,730	303,531
	6,210,913	6,148,812
Accumulated depreciation	(1,504,758)	(1,382,298)
Property, buildings and equipment – net	4,706,155	4,766,514

Operating lease right-of-use assets	352,880	291,797
Accumulated depreciation – operating leases	(40,202)	(24,483)
Operating leases – net	312,678	267,314

Financing leases:
Buildings and improvements	24,761	60,513
Machinery and equipment	148,408	109,416
	173,169	169,929
Accumulated depreciation – financing leases	(53,785)	(40,937)
Financing leases – net	119,384	128,992
Cash, cash equivalents and restricted cash	316,077	621,051
Accounts receivable – net of allowance of $15,197 and $12,286 at June 30, 2021 and December 31, 2020, respectively	325,440	324,221
Identifiable intangible assets – net	875,038	797,423
Goodwill	1,018,288	794,335
Investments in partially owned entities	42,742	44,907
Other assets	107,518	86,394
Total assets	$7,823,320	$7,831,151
Liabilities and equity
Liabilities:
Borrowings under revolving line of credit	$139,105	$—
Accounts payable and accrued expenses	563,566	552,547
Mortgage notes, senior unsecured notes and term loans – net of deferred financing costs of $11,994 and $15,952 in the aggregate, at June 30, 2021 and December 31, 2020, respectively	2,427,164	2,648,266
Sale-leaseback financing obligations	184,515	185,060
Financing lease obligations	111,703	125,926
Operating lease obligations	285,715	269,147
Unearned revenue	20,344	19,209
Pension and postretirement benefits	7,880	9,145
Deferred tax liability – net	208,799	220,502
Multiemployer pension plan withdrawal liability	8,354	8,528
Total liabilities	3,957,145	4,038,330
Equity
Shareholders’ equity:
Common shares of beneficial interest, $0.01 par value – 500,000,000 and 325,000,000 authorized shares; 261,015,053 and 251,702,603 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	2,610	2,517
Paid-in capital	4,900,398	4,687,823
Accumulated deficit and distributions in excess of net earnings	(1,036,987)	(895,521)
Accumulated other comprehensive loss	(4,628)	(4,379)
Total shareholders’ equity	3,861,393	3,790,440
Noncontrolling interests:
Noncontrolling interests in operating partnership and consolidated joint venture	4,782	2,381
Total equity	3,866,175	3,792,821

Total liabilities and equity	$7,823,320	$7,831,151

Americold Realty Trust and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Rent, storage and warehouse services	$503,734	$372,411	$989,185	$753,479
Third-party managed services	72,173	72,954	145,245	137,875
Transportation services	78,800	34,861	155,072	70,778
Other	—	2,296	—	4,459
Total revenues	654,707	482,522	1,289,502	966,591
Operating expenses:
Rent, storage and warehouse services cost of operations	359,355	252,279	698,625	506,574
Third-party managed services cost of operations	70,480	69,655	139,170	130,807
Transportation services cost of operations	69,550	30,089	139,119	61,201
Cost of operations related to other revenues	33	2,161	59	4,269
Depreciation and amortization	84,459	52,399	161,670	104,003
Selling, general and administrative	42,475	32,340	87,527	69,233
Acquisition, litigation and other	3,922	2,801	24,673	4,489
Impairment of long-lived assets	1,528	3,667	1,528	3,667
Gain from sale of real estate	—	(19,414)	—	(21,875)
Total operating expenses	631,802	425,977	1,252,371	862,368

Operating income	22,905	56,545	37,131	104,223

Other (expense) income:
Interest expense	(26,579)	(23,178)	(52,535)	(47,048)
Interest income	191	261	415	848
Loss on debt extinguishment, modifications and termination of derivative instruments	(925)	—	(4,424)	(781)
Foreign currency exchange gain (loss), net	(140)	315	33	(177)
Other expense, net	184	44	689	915
Loss from investments in partially owned entities	(61)	(129)	(761)	(156)
(Loss) income before income tax (expense) benefit	(4,425)	33,858	(19,452)	57,824
Income tax (expense) benefit
Current	(2,406)	(2,163)	(3,617)	(4,720)
Deferred	(6,568)	967	(4,566)	3,069
Total income tax (expense) benefit	(8,974)	(1,196)	(8,183)	(1,651)

Net (loss) income	$(13,399)	$32,662	$(27,635)	$56,173
Net (loss) income attributable to non controlling interests	(29)	—	—	—
Net (loss) income attributable to Americold Realty Trust	$(13,370)	$32,662	$(27,784)	$56,173

Weighted average common shares outstanding – basic	253,213	201,787	253,076	201,294
Weighted average common shares outstanding – diluted	253,213	205,298	253,076	204,587

Net (loss) income per common share of beneficial interest - basic	$(0.05)	$0.16	$(0.11)	$0.28
Net (loss) income per common share of beneficial interest - diluted	$(0.05)	$0.16	$(0.11)	$0.27

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO
(In thousands, except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q2 21	Q1 21	Q4 20	Q3 20	Q2 20	FY 2021
Net (loss) income	$(13,399)	$(14,236)	$(43,992)	$12,374	$32,662	$(27,635)
Adjustments:
Real estate related depreciation	44,871	52,280	39,128	36,289	35,558	97,151
Net (gain) loss on sale of real estate, net of withholding taxes (b)	—	—	(676)	427	(19,414)	—
Net (gain) loss on asset disposals	(13)	(39)	888	1,160	(3)	(52)
Impairment charges on real estate assets	1,528	—	2,449	—	3,181	1,528
Our share of reconciling items related to partially owned entities	861	266	182	111	122	1,127
NAREIT Funds from operations	$33,848	$38,271	$(2,021)	$50,361	$52,106	72,119
Adjustments:
Net (gain) loss on sale of non-real estate assets	(304)	(119)	1,112	(100)	(252)	(423)
Non-real estate impairment	—	—	(495)	2,615	486	—
Acquisition, litigation and other	3,922	20,751	26,535	5,282	2,801	24,673
Share-based compensation expense, IPO grants	—	163	200	196	203	163
Bridge loan commitment fees	—	—	2,438	—	—	—
Loss on debt extinguishment, modifications and termination of derivative instruments	925	3,499	9,194	—	—	4,424
Foreign currency exchange loss (gain)	140	(173)	44,905	196	(315)	(33)
Our share of reconciling items related to partially owned entities	89	154	39	76	79	243
Core FFO applicable to common shareholders	$38,620	$62,546	$81,907	$58,626	$55,108	101,166
Adjustments:
Amortization of deferred financing costs and pension withdrawal liability	1,085	1,148	1,202	1,203	1,196	2,233
Amortization of below/above market leases	362	39	37	39	—	401
Straight-line net rent	(170)	(155)	(324)	(87)	(108)	(325)
Deferred income tax expense (benefit)	6,568	(2,002)	(9,379)	(1,284)	(967)	4,566
Share-based compensation expense, excluding IPO grants	5,467	4,867	4,371	4,373	4,261	10,334
Non-real estate depreciation and amortization	39,588	24,931	19,191	17,280	16,841	64,519
Maintenance capital expenditures (a)	(20,488)	(15,731)	(20,291)	(17,534)	(15,306)	(36,219)
Our share of reconciling items related to partially owned entities	711	278	168	125	78	989
Adjusted FFO applicable to common shareholders	$71,743	$75,921	$76,882	$62,741	$61,103	147,664

Reconciliation of Net (Loss) Income to NAREIT FFO, Core FFO, and AFFO (continued)
(In thousands except per share amounts - unaudited)
	Three Months Ended					Year Ended
	Q2 21	Q1 21	Q4 20	Q3 20	Q2 20	FY 2021

NAREIT Funds from operations	$33,848	$38,271	$(2,021)	$50,361	$52,106	$72,119
Core FFO applicable to common shareholders	$38,620	$62,546	$81,907	$58,626	$55,108	$101,166
Adjusted FFO applicable to common shareholders	$71,743	$75,921	$76,882	$62,741	$61,103	$147,664

Reconciliation of weighted average shares:
Weighted average basic shares for net income calculation	253,213	252,938	205,984	204,289	201,787	253,076
Dilutive stock options, unvested restricted stock units, equity forward contracts	1,624	3,226	3,944	4,211	3,511	1,559
Weighted average dilutive shares	254,837	256,164	209,928	208,500	205,298	254,635

NAREIT FFO - basic per share	$0.13	$0.15	$(0.01)	$0.25	$0.26	$0.28
NAREIT FFO - diluted per share	$0.13	$0.15	$(0.01)	$0.24	$0.25	$0.28

Core FFO - basic per share	$0.15	$0.25	$0.40	$0.29	$0.27	$0.40
Core FFO - diluted per share	$0.15	$0.24	$0.39	$0.28	$0.27	$0.40

Adjusted FFO - basic per share	$0.28	$0.30	$0.37	$0.31	$0.30	$0.58
Adjusted FFO - diluted per share	$0.28	$0.30	$0.37	$0.30	$0.30	$0.58

(a)	Maintenance capital expenditures include capital expenditures made to extend the life of, and provide future economic benefit from, our existing temperature-controlled warehouse network and its existing supporting personal property and information technology.
(b)	(Gain) loss on sale of real estate, net of withholding tax include withholding tax on the sale of Sydney land which is included in income tax expense on the Condensed Consolidated Statement of Operations.

Reconciliation of Net (Loss) Income to EBITDA, NAREIT EBITDAre, and Core EBITDA
(In thousands - unaudited)
	Three Months Ended					Trailing Twelve Months Ended
	Q2 21	Q1 21	Q4 20	Q3 20	Q2 20	Q2 2021
Net (loss) income	$(13,399)	$(14,236)	$(43,992)	$12,374	$32,662	$(59,253)
Adjustments:
Depreciation and amortization	84,459	77,211	58,319	53,569	52,399	273,558
Interest expense	26,579	25,956	21,367	23,066	23,178	96,968
Income tax expense (benefit)	8,974	(791)	(9,397)	819	1,196	(395)
EBITDA	$106,613	$88,140	$26,297	$89,828	$109,435	$310,878
Adjustments:
Net (gain) loss on sale of real estate, net of withholding taxes	—	—	(676)	427	(19,414)	(249)
Adjustment to reflect share of EBITDAre of partially owned entities	1,838	649	432	293	237	3,212
NAREIT EBITDAre	$108,451	$88,789	$26,053	$90,548	$90,258	$313,841
Adjustments:
Acquisition, litigation and other	3,922	20,751	26,535	5,282	2,801	56,490
Bridge loan commitment fees	—	—	2,438	—	—	2,438
Loss (income) from investments in partially owned entities	61	700	(4)	98	129	855
Asset impairment	1,528	—	1,954	2,615	3,667	6,097
Foreign currency exchange loss (gain)	140	(173)	44,905	196	(315)	45,068
Share-based compensation expense	5,467	5,030	4,571	4,569	4,464	19,637
Loss on debt extinguishment, modifications and termination of derivative instruments	925	3,499	9,194	—	—	13,618
(Gain) loss on real estate and other asset disposals	(317)	(158)	1,999	1,060	(255)	2,584
Reduction in EBITDAre from partially owned entities	(1,838)	(649)	(432)	(293)	(237)	(3,212)
Core EBITDA	$118,339	$117,789	$117,213	$104,075	$100,512	$457,416

Revenue and Contribution by Segment
(in thousands - unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Segment revenues:
Warehouse	$503,734	$372,411	$989,185	$753,479
Third-party managed	72,173	72,954	145,245	137,875
Transportation	78,800	34,861	155,072	70,778
Other	—	2,296	—	4,459
Total revenues	654,707	482,522	1,289,502	966,591

Segment contribution:
Warehouse	144,379	120,132	290,560	246,905
Third-party managed	1,693	3,299	6,075	7,068
Transportation	9,250	4,772	15,953	9,577
Other	(33)	135	(59)	190
Total segment contribution	155,289	128,338	312,529	263,740

Reconciling items:
Depreciation and amortization	(84,459)	(52,399)	(161,670)	(104,003)
Selling, general and administrative	(42,475)	(32,340)	(87,527)	(69,233)
Acquisition, litigation and other	(3,922)	(2,801)	(24,673)	(4,489)
Impairment of long-lived assets	(1,528)	(3,667)	(1,528)	(3,667)
Gain from sale of real estate, net	—	19,414	—	21,875
Interest expense	(26,579)	(23,178)	(52,535)	(47,048)
Interest income	191	261	415	848
Loss on debt extinguishment, modifications and termination of derivative instruments	(925)	—	(4,424)	(781)
Foreign currency exchange (loss) gain, net	(140)	315	33	(177)
Other expense, net	184	44	689	915
Loss from investments in partially owned entities	(61)	(129)	(761)	(156)
(Loss) income before income tax (expense) benefit	$(4,425)	$33,858	$(19,452)	$57,824
We view and manage our business through three primary business segments—warehouse, third-party managed and transportation. Our core business is our warehouse segment, where we provide temperature-controlled warehouse storage and related handling and other warehouse services. In our warehouse segment, we collect rent and storage fees from customers to store their frozen and perishable food and other products within our real estate portfolio. We also provide our customers with handling and other warehouse services related to the products stored in our buildings that are designed to optimize their movement through the cold chain, such as the placement of food products for storage and preservation, the retrieval of products from storage upon customer request, blast freezing, case-picking, kitting and repackaging and other recurring handling services.
Under our third-party managed segment, we manage warehouses on behalf of third parties and provide warehouse management services to several leading food retailers and manufacturers in customer-owned facilities, including some of our largest and longest-standing customers. We believe using our third-party management services allows our customers to increase efficiency, reduce costs, reduce supply-chain risks and focus on their core businesses. We also believe that providing third-party management services to many of our key customers underscores our ability to offer a complete and integrated suite of services across the cold chain.
In our transportation segment, we broker and manage transportation of frozen and perishable food and other products for our customers. Our transportation services include consolidation services (i.e., consolidating a customer’s products with those of other customers for more efficient shipment), freight under management services (i.e., arranging for and overseeing transportation of customer inventory) and dedicated transportation services, each designed to improve efficiency and reduce transportation and logistics costs to our customers. We provide these transportation services at cost plus a service fee or, in the case of our consolidation services, we charge a fixed fee.
In addition to our primary business segments, we owned a limestone quarry in Carthage, Missouri. We do not view the operation of the quarry as an integral part of our business, and as a result this business segment was subsequently sold on July 1, 2020.

Notes and Definitions
We calculate funds from operations, or FFO, in accordance with the standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income or loss determined in accordance with U.S. GAAP, excluding extraordinary items as defined under U.S. GAAP and gains or losses from sales of previously depreciated operating real estate assets, plus specified non-cash items, such as real estate asset depreciation and amortization, and our share of reconciling items of partially owned entities. We believe that FFO is helpful to investors as a supplemental performance measure because it excludes the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs, which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, FFO can facilitate comparisons of operating performance between periods and among other equity REITs.
We calculate core funds from operations, or Core FFO, as FFO adjusted for the effects of gain or loss on the sale of non-real estate assets, non-real estate asset impairment, acquisition, litigation and other expenses, share-based compensation expense for the IPO retention grants, bridge loan commitment fees, loss on debt extinguishment, modifications and termination of derivative instruments and foreign currency exchange gain or loss. We also adjust for the impact of Core FFO attributable to partially owned entities. We have elected to reflect our share of Core FFO attributable to partially owned entities since the Brazil JV is a strategic partnership which we continue to actively participate in on an ongoing basis. The previous joint venture, the China JV, was considered for disposition during the periods presented. We believe that Core FFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core business operations. We believe Core FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.
However, because FFO and Core FFO add back real estate depreciation and amortization and do not capture the level of maintenance capital expenditures necessary to maintain the operating performance of our properties, both of which have material economic impacts on our results from operations, we believe the utility of FFO and Core FFO as a measure of our performance may be limited.
We calculate adjusted funds from operations, or Adjusted FFO, as Core FFO adjusted for the effects of amortization of deferred financing costs, pension withdrawal liability and above or below market leases, straight-line net rent, provision or benefit from deferred income taxes, stock-based compensation expense from grants of stock options and restricted stock units under our equity incentive plans, excluding IPO grants, non-real estate depreciation and amortization, and maintenance capital expenditures. We also adjust for AFFO attributable to our portion of reconciling items of partially owned entities. We believe that Adjusted FFO is helpful to investors as a meaningful supplemental comparative performance measure of our ability to make incremental capital investments in our business and to assess our ability to fund distribution requirements from our operating activities.
FFO, Core FFO and Adjusted FFO are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs. FFO, Core FFO and Adjusted FFO should be evaluated along with U.S. GAAP net income and net income per diluted share (the most directly comparable U.S. GAAP measures) in evaluating our operating performance. FFO, Core FFO and Adjusted FFO do not represent net income or cash flows from operating activities in accordance with U.S. GAAP and are not indicative of our results of operations or cash flows from operating activities as disclosed in our consolidated statements of operations included in our annual and quarterly reports. FFO, Core FFO and Adjusted FFO should be considered as supplements, but not alternatives, to our net income or cash flows from operating activities as indicators of our operating performance. Moreover, other REITs may not calculate FFO in accordance with the NAREIT definition or may interpret the NAREIT definition differently than we do. Accordingly, our FFO may not be comparable to FFO as calculated by other REITs. In addition, there is no industry definition of Core FFO or Adjusted FFO and, as a result, other REITs may also calculate Core FFO or Adjusted FFO, or other similarly-captioned metrics, in a manner different than we do. The table above reconciles FFO, Core FFO and Adjusted FFO to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
We calculate EBITDA for Real Estate, or EBITDAre, in accordance with the standards established by the Board of Governors of NAREIT, defined as, earnings before interest expense, taxes, depreciation and amortization, gains or losses on disposition of depreciated property, including gains or losses on change of control, impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustment to reflect share of EBITDAre of unconsolidated affiliates. EBITDAre is a measure commonly used in our industry, and we present EBITDAre to enhance investor understanding of our operating performance. We believe that EBITDAre provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and useful life of related assets among otherwise comparable companies.
We also calculate our Core EBITDA as EBITDAre further adjusted for acquisition, litigation and other expenses, impairment of long-lived assets, loss or gain on other asset disposals, bridge loan commitment fees, loss on debt extinguishment and modifications, share-based compensation expense, foreign currency exchange gain or loss, loss or income on partially owned entities and reduction in EBITDAre from partially owned entities. We believe that the presentation of Core EBITDA provides a measurement of our operations that is meaningful to investors because it excludes the effects of certain items that are otherwise included in EBITDA but which we do not believe are indicative of our core business operations. EBITDA and Core EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Core EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and Core EBITDA as alternatives to net income or cash flows from operating activities determined in accordance with U.S. GAAP. Our calculations of EBITDA and Core EBITDA have limitations as analytical tools, including:
•these measures do not reflect our historical or future cash requirements for maintenance capital expenditures or growth and expansion capital expenditures;
•these measures do not reflect changes in, or cash requirements for, our working capital needs;
•these measures do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•these measures do not reflect our tax expense or the cash requirements to pay our taxes; and
•although depreciation and amortization are non-cash charges, the assets being depreciated will often have to be replaced in the future and these measures do not reflect any cash requirements for such replacements.

We use Core EBITDA and EBITDAre as measures of our operating performance and not as measures of liquidity. The table on page 22 of our financial supplement reconciles EBITDA, EBITDAre and Core EBITDA to net income, which is the most directly comparable financial measure calculated in accordance with U.S. GAAP.
All quarterly amounts and non-GAAP disclosures within this filing shall be deemed unaudited.